                                                   April 25, 2003


Revlon, Inc.
625 Madison Avenue
New York, NY 10022


             Re:  Revlon, Inc. Registration Statement on Form S-2
                  Registration No. 333-102969
                  -----------------------------------------------


Ladies and Gentlemen:
         We have acted as counsel to Revlon, Inc., a Delaware corporation (the "Company"), in connection with the above-captioned registration statement on Form S-2 filed with the Securities and Exchange Commission (the "Commission") on February 5, 2003, as amended by Amendment No. 1 thereto filed with the Commis sion on March 28, 2003 and Amendment No. 2 thereto to be filed with the Commis sion on April 25, 2003 (such registration statement, as so amended, the "Registration Statement") for the purpose of registering (i) transferable subscription rights (the "Rights") distributed in connection with a rights offering by the Company to holders of record of its Class A and Class B common stock, par value $0.01 per share (collectively the "Holders") and (ii) up to 3,913,044 shares of the Company's Class A common stock, par value $0.01 per share (the "Class A Common Stock"), issuable upon the exercise of the Rights.

         Our opinion is being provided to you in accordance with the require ments of Item 601(b)(8) of Regulation S-K under the Securities Act.

         In rendering our opinion, we have reviewed the Registration State ment, the prospectus thereunder (the "Prospectus") and such other materials as we have deemed necessary or appropriate as a basis for our opinion. In addition, we have considered the current provisions of the Internal Revenue Code of 1986, as

Revlon, Inc.
April 25, 2003
Page 2



amended (the "Code"), Treasury regulations promulgated thereunder, judicial decisions and Internal Revenue Service ("Service") rulings, all of which are subject to change, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect our conclusions. There can be no assurances, moreover, that the opinion expressed herein will be accepted by the Service or, if challenged, by a court.

         Based upon the foregoing, we hereby confirm that the discussion in the Prospectus under the heading "UNITED STATES FEDERAL INCOME TAX CONSEQUENCES" subject to the qualifications contained therein sets forth our opinion regarding the material United States federal income tax consequences to a Revlon shareholder of the acquisition, ownership, exercise, exchange and disposition of the Rights and the Class A Common Stock.

         Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the issuance of the Rights or the Class A Common Stock or of any transaction related to or contem plated by such issuance. We disclaim any undertaking to advise you of any subse quent changes of the facts stated or assumed herein or any subsequent changes in applicable law. We hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus and the filing of this opinion with the Commission as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.


                                    Very truly yours,

                                    /s/ Skadden, Arps, Slate, Meagher & Flom LLP